                                              Filed purusant to Rule 424 (b) (2)
                                              Registration No. 333-38931

[Background: Salomon Smith Barney trading floor]

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                           Prospectus Supplement
                                          (To Prospectus Dated December 1, 1997)

Safety
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First(SM)
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Investments
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Safety of Principal, Opportunity for Growth

[GRAPHIC]

SALOMON SMITH BARNEY HOLDINGS INC.

CALLABLE PRINCIPAL-PROTECTED EQUITY LINKED NOTES
BASED UPON THE
S&P 500(R) INDEX
DUE 2006
($10 PRINCIPAL AMOUNT PER UNIT)

SALOMON SMITH BARNEY
   A member of citigroup(LOGO)

                          SAFETY FIRST(SM) INVESTMENTS
                    PRINCIPAL-PROTECTED EQUITY LINKED NOTES

     Salomon Smith Barney Holdings Inc.'s principal-protected equity linked notes, part of its family of Safety First(SM) Investments, are bonds whose return is tied or "linked" to the performance of a specified stock index. Unlike typical bonds, no periodic interest payments are made on these notes prior to maturity. However, at maturity, Salomon Smith Barney Holdings will repay the entire principal amount of the notes plus an amount linked to the increase, if any, in the value of the underlying index during a specified period prior to maturity, reduced by an annual adjustment factor. In some cases, Salomon Smith Barney Holdings will have the right to redeem the notes prior to maturity for a specified call price that will exceed the amount of an investor's original investment, but may be less than the expected payment due at maturity based on then-current index values.

 All of the information set forth on this page is qualified in its entirety by the more detailed explanations set forth elsewhere in this Prospectus Supplement and the accompanying Prospectus.

SELECTED PURCHASE CONSIDERATIONS

- GROWTH POTENTIAL - The value of the principal-protected equity linked notes is tied to the performance of the relevant stock index, enabling you to participate in potential increases in the value of the index without having to acquire each of the underlying stocks.
- PRESERVATION OF CAPITAL - At maturity, Salomon Smith Barney Holdings will pay you at least the principal amount of the notes, regardless of the performance of the underlying index.
- DIVERSIFICATION - The notes' link to a particular broad-based domestic or foreign stock index may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.
- EXCHANGE LISTING - Although principal-protected equity linked notes are intended to be "buy and hold" investments, they are listed on a major U.S. securities exchange.
- U.S. SETTLEMENT - The notes, even those linked to an index of non-U.S. securities, trade and are settled in the U.S. market. You therefore do not have to address issues of clearance, custody and settlement of non-U.S. securities even when the notes are linked to an index of those securities.
- LOW MINIMUM INVESTMENT - Minimum investments start as low as $10 per unit of notes.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. These risks are explained in more detail in the "Risk Factors Related to the Notes" section of this Prospectus Supplement. Some are summarized here.

- NO CURRENT INCOME - You will not receive any periodic interest payments on the notes. Unlike holders of the stocks underlying the index, investors in the notes also will not receive any dividend payments or other distributions on those stocks.
- POSSIBILITY OF NO CAPITAL APPRECIATION - If the adjusted ending index value (as calculated over the applicable period prior to maturity) is less than the index value at the time the notes are first sold to the public, you will receive only the principal amount of the notes at maturity, even if the adjusted value of the underlying index exceeded the starting index value at some point over the life of the notes. In addition, the adjusted ending index value will be lower than the actual level of the underlying index during the calculation period prior to maturity due to the application of the adjustment factor. Even if a supplemental amount due to appreciation of the index is paid, the total yield on the notes to you may be less than that on a normal fixed income instrument.
- LIQUIDITY - The notes will be listed on a major exchange, but there can be no guarantee of liquidity in the secondary market. Although Salomon Smith Barney Inc. intends to make a market in the notes, it is not obligated to do so.
- POSSIBLE LOSS OF VALUE IN SECONDARY MARKET - The market price for the notes will be affected by a number of interrelated factors including, but not limited to, supply and demand, the level of the underlying index, the volatility of the index, dividend rates on stocks underlying the index, the time remaining to maturity, the level of interest rates and other economic conditions, as well as the issuer's perceived creditworthiness. For these reasons, the notes may trade at prices below their initial issue price and investors selling their notes prior to maturity could thus receive substantially less than the amount of their original investment.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES, NOR ARE THEY SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 20, 1999

                                                     SALOMON SMITH BARNEY
PROSPECTUS  SUPPLEMENT                              A member of citigroup (LOGO)
(To Prospectus Dated December 1, 1997)
                                                 SAFETY FIRST(SM) INVESTMENTS
                                     Safety of Principal, Opportunity for Growth
                                    -- UNITS
                       SALOMON SMITH BARNEY HOLDINGS INC.
                CALLABLE PRINCIPAL-PROTECTED EQUITY LINKED NOTES
                                 BASED UPON THE
                                S&P 500(R) INDEX
                                  DUE --, 2006
                        ($10 PRINCIPAL AMOUNT PER UNIT)
                            ------------------------

                                    GENERAL:

- Senior unsecured debt securities of Salomon Smith Barney Holdings Inc.

- Issuable and transferable only in Units of $10 or integral multiples thereof.

- No payments prior to maturity, unless called by the Company.

- Application will be made to list the Notes on the Chicago Board Options Exchange under the symbol "NSB".

                              PAYMENT AT MATURITY:

- Principal Amount ($10 per Unit) + Supplemental Redemption Amount, if any.

- The Supplemental Redemption Amount will be based on the percentage increase, if any, in the S&P 500 Index during the term of the Notes, reduced on a daily basis by an annual adjustment factor. The Adjustment Factor is expected to be between 1.25% and 1.75% per annum, and will be determined on the Pricing Date and disclosed in the final Prospectus Supplement delivered to investors. The annual application of the Adjustment Factor will result in a total reduction in the adjusted value of the S&P 500 Index used to determine the Supplemental Redemption Amount at maturity of between 8.43% and 11.63%.

- The Supplemental Redemption Amount may be ZERO, but will not be less than zero.
                                 CALL FEATURE:

- The Company may call (redeem) all (but not less than all) of the Notes during certain specified periods prior to the stated maturity date, starting in 2002. If we elect to call the Notes, you will receive only the specified Call Price and will not receive a Supplemental Redemption Amount.

  For information as to the Supplemental Redemption Amount, Call Price and certain United States federal income tax consequences to holders of the Notes, you should refer to "Description of Notes -- Determination of the Supplemental Redemption Amount", "-- Early Call of the Notes at the Option of the Company" and "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

  "Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Company. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's or The McGraw Hill Companies, Inc. Neither Standard & Poor's nor The McGraw Hill Companies, Inc. makes any representation regarding the advisability of investing in the Notes.

                 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.
        SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-7.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED THAT THIS
 PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                                                          PROCEEDS TO
                                                     PUBLIC                   UNDERWRITING                THE COMPANY
                                                 OFFERING PRICE                 DISCOUNT               (BEFORE EXPENSES)
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     Per Unit...........................             $10.00                        $                           $
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     Total..............................             $                             $                           $
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                            ------------------------

    The underwriter is offering the Notes subject to various conditions. The underwriter expects to deliver the Notes to purchasers on or about --, 1999.

                              SALOMON SMITH BARNEY
            , 1999

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying Prospectus and this Prospectus Supplement to help you understand the Callable Principal-Protected Equity Linked Notes (the "Notes")* based upon the Standard & Poor's 500(R) Composite Stock Price Index, as published by Standard & Poor's ("S&P"), a division of The McGraw Hill Companies, Inc. You should carefully read the entire Prospectus and Prospectus Supplement to fully understand the terms of the Notes, certain information regarding how the Standard & Poor's 500(R) Composite Stock Price Index (the "S&P 500 Index" or the "Index") is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes", which highlights certain risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this Prospectus Supplement and the accompanying Prospectus.

WHAT ARE THE NOTES?

     The Notes are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. (the "Company"). The Notes will rank equally with all other unsecured and unsubordinated debt of the Company. The Notes mature on --, 2006 and do not provide for earlier redemption by you though they may be called prior to maturity by the Company, as described below. The Company will make no periodic payments of interest on the Notes. Except in the case of such an early redemption by the Company prior to maturity (in which case we will pay you the specified Call Price), the Company will make no other payments on the Notes until maturity.

     Each "Unit" of Notes represents a principal amount of $10. You may transfer the Notes only in Units of $10 and integral multiples thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, the Company will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (the "Depositary") or its nominee. Direct and indirect participants in the Depositary will record beneficial ownership of the Notes by individual investors. You should refer to the section "Description of the Notes -- Book-Entry System" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     We have designed the Notes for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the S&P 500 Index during a specified period. At maturity, unless we have earlier called the Notes, you will receive a payment on each Unit of Notes equal to the sum of two amounts: the principal amount ($10 per Unit) and the "Supplemental Redemption Amount", which is based on the percentage increase, if any, in the S&P 500 Index, as described below. You will not receive less than the principal amount.

  Principal Amount

     The principal amount per Unit is $10.

  Supplemental Redemption Amount

     The Supplemental Redemption Amount per Unit will equal:

        Adjusted Ending Value - Starting Value
$10 X  ----------------------------------------
                    Starting Value

but will not be less than zero.

---------------

* Please refer to the "Index of Terms" attached hereto as Appendix A for a listing of defined terms (which are capitalized) and the pages on which they are defined in this Prospectus Supplement.

     "Adjusted Ending Value" means the average of the values of the Index as reduced by the Adjustment Factor at the close of the market on each of the first five Index Business Days during the Calculation Period prior to the maturity of the Notes. We may calculate the Adjusted Ending Value by reference to fewer than five or even a single day's closing value if there is a disruption in the trading of the component stocks comprising the Index or certain futures or options relating to the Index during the Calculation Period. You should refer to the section "Description of the Notes -- Market Disruption Events" in this Prospectus Supplement.

     "Adjustment Factor" equals --% per annum, and will be applied to reduce the value of the Index during the term of the Notes. We will determine the Adjustment Factor on the date when the Notes are priced for initial sale to the public (the "Pricing Date") and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes. The Adjustment Factor is expected to be between 1.25% and 1.75% per annum. As a result of the application of the Adjustment Factor, the adjusted value of the Index used to calculate the Supplemental Redemption Amount at the stated maturity of the Notes is expected to be 8.43% to 11.63% less than the actual average Index value as calculated on each of the Calculation Days during the Calculation Period. For a detailed discussion of how the Adjustment Factor will affect the value of the Index used to calculate your Supplemental Redemption Amount (i.e., the Adjusted Ending Value), see "Description of the
Notes -- Determination of the Supplemental Redemption Amount" and "Risk Factors Relating to the Notes -- Comparison to Other Securities -- Effect of Adjustment Factor" in this Prospectus Supplement.

     "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date. A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

     "Starting Value" will equal the value of the Index at the market close on the Pricing Date. We will disclose the Starting Value to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes.

     For more specific information about the Supplemental Redemption Amount, please see "Description of the Notes -- Determination of the Supplemental Redemption Amount" in this Prospectus Supplement.

     The Company will pay you a Supplemental Redemption Amount only if it has not earlier called the Notes and if the Adjusted Ending Value is greater than the Starting Value (assuming that the Company does not call the Notes prior to maturity). IF THE ADJUSTED ENDING VALUE IS LESS THAN, OR EQUAL TO, THE STARTING VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. Assuming that it has not called the Notes, the Company will pay you the principal amount of the Notes regardless of whether any Supplemental Redemption Amount is payable.

SUPPLEMENTAL REDEMPTION AMOUNT -- EXAMPLES

     Here are two examples of hypothetical Supplemental Redemption Amount calculations:

     Example 1: The S&P 500 Index value, as adjusted, is less than the Starting Value at maturity:

     Hypothetical Starting Value: 1,252.00
     Hypothetical Adjusted Ending Value (calculated using the Adjustment Factor): 1,200.00

                                                      1,200.00 - 1,252.00
Supplemental Redemption Amount (per Unit)  =   $10 X  ------------------  = $0
                                                           1,252.00
                                               (Supplemental Redemption Amount
                                                  cannot be less than zero)

     Total payment at maturity (per Unit) = $10 + $0 = $10

     Example 2: The S&P 500 Index value, as adjusted, is greater than the Starting Value at maturity:

     Hypothetical Starting Value: 1,252.00
     Hypothetical Adjusted Ending Value (calculated using the Adjustment Factor): 1,500.00

                                                         1,500.00 - 1,252.00
    Supplemental Redemption Amount (per Unit) =   $10 X  ------------------  = $1.98
                                                         1,252.00

     Total payment at maturity (per Unit) = $10 + $1.98 = $11.98

HOW DOES THE CALL FEATURE WORK?

     We may choose to call all (but not less than all) of the Notes on any Business Day during any of the 30-day periods beginning on the anniversary of the date when the Notes are delivered to purchasers (the "Issue Date") in 2002, 2003, 2004 or 2005 (each such 30-day period, a "Call Period") by giving 15 days' notice to the Trustee as described below. Any such notice will specify the date (the "Call Date") on which we will pay the applicable call price set forth below (each such price, a "Call Price") to you.

CALL PERIOD:                                                    CALL PRICE:
       30 Day Period Beginning on the
    Anniversary of the Issue Date in 2002      $16.00 per Unit (160% of the principal amount)
       30 Day Period Beginning on the
    Anniversary of the Issue Date in 2003      $18.00 per Unit (180% of the principal amount)
       30 Day Period Beginning on the
    Anniversary of the Issue Date in 2004      $20.00 per Unit (200% of the principal amount)
       30 Day Period Beginning on the
    Anniversary of the Issue Date in 2005      $22.00 per Unit (220% of the principal amount)

     If we elect to call the Notes prior to the stated maturity date, you will receive only the specified Call Price and will not receive a Supplemental Redemption Amount. If we do not call the Notes prior to the stated maturity date, the Principal Amount plus the Supplemental Redemption Amount, if any, that you receive at the stated maturity date may be greater or less than any of the Call Prices that would have been payable had we called the Notes.

WHO PUBLISHES THE INDEX AND WHAT DOES IT MEASURE?

     The S&P 500 Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 1, 1999, the 500 companies included in the Index represented approximately 91% of the aggregate Market Value of common stocks traded on the New York Stock Exchange (the "NYSE"); however, these 500 companies are not the 500 largest companies listed on the NYSE, and not all of these 500 companies are listed on the NYSE. As of January 1, 1999, the aggregate Market Value of the 500 companies included in the Index represented approximately 78% of the aggregate market value of United States domestic, public companies. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

     Please note that an investment in the Notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Index.

HOW HAS THE S&P 500 INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing values of the S&P 500 Index on the last business day of each year from 1947 to 1998 and the closing values of the Index on the last business day of each month from

January 1993 through December 1998. You can find these tables in the section "The S&P 500 Index -- Historical Data on the S&P 500 Index" in this Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of the S&P 500 Index in various economic environments; however, past performance is not necessarily indicative of how the Index will perform in the future. You should refer to the section "Risk Factors Relating to the Notes -- Relationship of the Notes and the S&P 500 Index".

WHAT ABOUT TAXES?

     If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity or the Call Date. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure out the amount of taxes that you will owe each year as a result of owning a Note. This estimate is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, that the actual Supplemental Redemption Amount will even exceed zero, or that we will not elect to call the Notes prior to maturity. We have determined that this estimated yield will equal --% per annum (compounded semiannually).

     Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a Unit of Notes at original issue for $10, you will be required to pay taxes on the following amounts of ordinary income from the Unit for each full year in which you hold it: $-- in 1999, $-- in 2000, $-- in 2001, $-- in 2002, $-- in 2003, $-- in 2004, $-- in 2005 and $-- in 2006. Any such amount that you are required to pay taxes on will increase your tax basis in the Notes.

     If you buy a Unit of Notes at original issue for $10 and hold it until maturity, in 2006 the amount of ordinary income that you will be required to pay taxes on from owning the Unit may be greater or less than $--, depending upon the amount you receive at maturity. Also, if the sum of the principal amount and the Supplemental Redemption Amount is less than $--, you may have an ordinary (rather than capital) loss which you could deduct against other income you may have in 2006. If we elect to call the Notes prior to maturity, you will have ordinary income (rather than capital gain) equal to the difference between the Call Price and your tax basis in the Notes.

     If you purchase the Notes at a time other than original issue, the tax consequences to you may be different. For further information, you should refer to "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the Notes on the Chicago Board Options Exchange (the "CBOE") under the symbol "NSB". You should be aware that the listing of the Notes on the CBOE will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section "Risk Factors Relating to the Notes -- Possible Illiquidity of the Secondary Market" in this Prospectus Supplement.

WHAT IS THE ROLE OF OUR SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Our subsidiary, Salomon Smith Barney Inc. ("Salomon Smith Barney"), is the underwriter for the offering and sale of the Notes. After the initial offering, Salomon Smith Barney and/or other subsidiaries of the Company intend to buy and sell Notes to create a secondary market for the holders of the Notes, and may engage in other activities described in "Underwriting." However, neither Salomon Smith Barney nor any of these affiliates will be obligated to engage in any market activities, or continue them once it has started.

     Salomon Smith Barney will also be our agent (the "Calculation Agent") for purposes of calculating the Starting Value, the Adjusted Ending Value and the Supplemental Redemption Amount and in determining whether a Market Disruption Event (as defined below) has occurred. Potential conflicts of interest may exist between Salomon Smith Barney and you as a holder of the Notes. Please refer to "Risk Factors Relating to the Notes -- Affiliation of the Company and the Calculation Agent" in this Prospectus Supplement.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

     Salomon Smith Barney Holdings Inc. is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. The Company is a subsidiary of Citigroup Inc. (formerly Travelers Group Inc.) ("Citigroup"), a diversified financial services holding company. On October 8, 1998, Travelers Group Inc. and Citicorp completed a merger, pursuant to which Citicorp was merged into a subsidiary of Travelers Group Inc. and Travelers Group Inc. changed its name to Citigroup Inc.

     For additional information about the Company, you should refer to the section "The Company" in the accompanying Prospectus. You should also read the other documents that the Company has filed with the Securities and Exchange Commission (the "SEC"), which you can find by referring to the section "Where You Can Find More Information" in the Prospectus.

     The common stock of Citigroup is among the components of the S&P 500 Index.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the Notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this Prospectus Supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the SEC pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1997, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and (iii) the Current Reports on Form 8-K filed on January 9, 1998, January 26, 1998, February 2, 1998, March 3, 1998, April 17, 1998, April
20, 1998, May 13, 1998, June 8, 1998, June 10, 1998, June 17, 1998, July 17,
1998, July 20, 1998, July 22, 1998, July 30, 1998, September 1, 1998, October
14, 1998, October 23, 1998, October 29, 1998 and November 3, 1998. You should refer to "The Company -- Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in the Prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

COMPARISON TO OTHER SECURITIES

     The Supplemental Redemption Amount May Be Zero. Unless the Adjusted Ending Value exceeds the closing value of the S&P 500 Index on the date of this Prospectus Supplement (i.e., the Starting Value), the Supplemental Redemption Amount will be ZERO. This may be true even if the value of the S&P 500 Index, as reduced by the Adjustment Factor, exceeds the Starting Value at some time during the life of the Notes but later falls below that threshold. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your Notes at maturity (assuming that we have not called the Notes earlier).

     No Periodic Interest. No periodic payments of interest will be made on the Notes or the principal amount thereof. However, the payment of any Supplemental Redemption Amount at maturity or that portion of any Call Price that exceeds the principal amount may be deemed to be interest.

     Yield May Be Lower than the Yield on a Standard Debt Security of Comparable Maturity. The amount we pay you at maturity may be less than the return you could earn on other investments. Because the Adjusted Ending Value of the S&P 500 Index may be less than, equal to or only slightly greater than the Starting Value, the effective yield to maturity on the Notes (which is linked to the amount by which the Adjusted Ending Value exceeds the Starting Value) may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of the Company. In addition, any such return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

     Return Does Not Reflect Dividends. Your return on the Notes will not reflect the return you would realize if you actually owned the stocks underlying the Index and received the dividends paid on those stocks because of the reduction caused by the Adjustment Factor and because S&P calculates the Index by reference to the prices of the stocks comprising the Index without taking into consideration the value of dividends paid on those stocks.

     Effect of Adjustment Factor. Because the actual index values of the S&P 500 Index during the Calculation Period will be reduced by the Adjustment Factor in order to determine the Adjusted Ending Value, your return on the Notes will be less than your return on a similar indexed instrument that is directly linked to the S&P 500 Index but not subject to such adjustment.

     Call Price may be Lower than Expected Supplemental Redemption Amount. Because the Call Price is determined by reference to a pre-established schedule, rather than with regard to the value of the Index at the relevant time, the Call Price payable by the Company in the event of any early redemption of the Notes may be less than the Supplemental Redemption Amount that an investor may expect to receive at such time, based on the then-current value of the Index.

RELATIONSHIP OF THE NOTES AND THE S&P 500 INDEX

     The historical S&P 500 Index values should not be taken as an indication of the future performance of the Index during the term of the Notes. While the trading prices of the stocks underlying the Index will determine the value of the S&P 500 Index, it is impossible to predict whether the value of the Index will fall or rise. Trading prices of the stocks underlying the S&P 500 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

     The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying stock may affect the value of the Index. The policies of S&P with respect to the calculation of the Index could also affect the value of the Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index or materially alter the methodology by which it calculates the Index. Any such actions could affect the value of the Notes. See "The S&P 500 Index" below.

POSSIBLE ILLIQUIDITY OF SECONDARY MARKET

     We will apply to list the Notes on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Notes or if there were to be such a secondary market, whether such market would be liquid or illiquid. If the secondary market for the Notes is limited, there may be few buyers when you will decide to sell your Notes if you do not wish to hold your investment until maturity. This may affect the price you will receive. There is currently no secondary market for the Notes.

FACTORS AFFECTING TRADING VALUE OF THE NOTES

     We believe that the value of the Notes in the secondary market will be affected by supply and demand of the Notes, the value of the Index and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the value of the Index is less than, equal to, or not sufficiently above the Starting Value. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

     Call Feature. Our ability to call the Notes prior to their stated maturity date is likely to limit the secondary market price at which the Notes will trade. In particular, we expect that the secondary market price of the Notes during a Call Period will not exceed the applicable Call Price due to the fact that we will be able to call the Notes and pay only such Call Price. We believe that if we did not have the right to call the Notes, the secondary market price of the Notes could likely be significantly different.

     Index Value. We expect that the market value of the Notes will likely depend substantially on the amount, if any, by which the current Index value, as reduced by the Adjustment Factor, exceeds the Starting Value. If you choose to sell your Notes when the value of the Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that Index value because of expectations that the Index will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your Notes when the value of the Index is below the Starting Value, you can expect to receive less than the $10 principal amount per Unit of Notes. In general, rising U.S. dividend rates (i.e., dividends per share) may increase the value of the Index, while falling U.S. dividend rates may decrease the value of the Index. Political, economic and other developments that affect the stocks underlying the Index may also affect the value of the Index and, thus, the value of the Notes.

     Interest Rates. Because the Notes repay, at a minimum, the principal amount at maturity, we expect that the trading value of the Notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the Notes may be adversely affected, and if U.S. interest rates decrease, the trading value of the Notes may be favorably affected. Interest rates may also affect the U.S. economy and, in turn, the value of the Index, which (for the reasons discussed above) would affect the value of the Notes. Rising interest rates may lower the value of the Index and, thus, the value of the Notes. Falling interest rates may increase the value of the Index and, thus, the value of the Notes.

     Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected.

     Time Remaining to Maturity. The Notes may trade at a value above that which would be expected based on the level of interest rates and the Index. Any such difference will reflect a "time premium" resulting from expectations concerning the value of the Index during the period prior to the stated maturity of the

Notes. However, as the time remaining to the stated maturity of the Notes decreases, this time premium may decrease, adversely affecting the trading value of the Notes.

     Dividend Yields. If dividend yields on the underlying stocks comprising the Index increase, we expect that the value of the Notes may be adversely affected, since the Index does not incorporate the value of such payments. Conversely, if dividend yields on the stocks comprising the Index decrease, the value of the Notes may be favorably affected.

     Company Credit Ratings, Financial Condition and Results. Actual or anticipated changes in the Company's credit ratings, financial condition or results may affect the market value of the Notes.

     Economic Conditions and Earnings Performance of Underlying Companies. General economic conditions and earnings results of the companies whose common stocks comprise the Index and real or anticipated changes in such conditions or results may affect the market value of the Notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the Notes attributable to another factor, such as an increase in the Index value.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

AFFILIATION OF THE COMPANY AND THE CALCULATION AGENT

     Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Adjusted Ending Value (and accordingly the Supplemental Redemption Amount) or whether a Market Disruption Event has occurred. See "Description of the Notes -- Market Disruption Events", "-- Discontinuance of the S&P 500 Index" and "-- Alteration of Method of Calculation" below. Salomon Smith Barney, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Index values that the Calculation Agent may be required to make prior to their dissemination. Salomon Smith Barney is obligated to carry out its duties and functions as the Calculation Agent in good faith and using its reasonable judgment. Salomon Smith Barney may also engage in certain activities in connection with hedging the Company's obligation under the Notes. See "Use of Proceeds and Hedging" in the accompanying Prospectus.

PURCHASES AND SALES BY AFFILIATES OF THE COMPANY

     The Company, Salomon Smith Barney and other affiliates of the Company may from time to time buy or sell the stocks underlying the Index or derivative instruments related to the Index for their own accounts in connection with their normal business practices or in connection with hedging the Company's obligations under the Notes. These transactions could affect the price of such stocks or the value of the Index.

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES

     Because the Notes will be treated as contingent payment debt obligations of the Company, and because by accepting a Note holders thereof agree to this treatment of the Notes, U.S. holders of a Note will be required to include original issue discount for U.S. federal income tax purposes ("Tax OID") in gross income on a constant yield basis over the term of such Note. Such Tax OID will be includible in a U.S. holder's gross income for U.S. federal income tax purposes (as ordinary income) over the life of the Note, even though no payments are to be made on the Note except at maturity or on the Call Date. The amount of Tax OID is calculated based (in part) on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual amount payable at maturity or that the Company will not elect to call the Notes prior to maturity. If the Company does not call the Notes and the amount actually paid at maturity is, in fact, less than the assumed amount payable at maturity, a U.S. holder will have recognized taxable income in periods prior to maturity that exceed such holder's economic income from the holding of the Note during such periods (with an offsetting ordinary loss at the maturity of the Note). If the Company calls the Notes or a U.S. holder otherwise sells the Note prior to maturity, the holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). See "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

OTHER CONSIDERATIONS

     If a bankruptcy proceeding is commenced in respect of the Company, the claim of a holder of Notes may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the principal amount of such Notes plus a Supplemental Redemption Amount, if any, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.
                            ------------------------

     We suggest that prospective investors who consider purchasing the Notes reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.
                            ------------------------

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Offered Securities") supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Senior Debt Indenture referred to in the Prospectus.

GENERAL

     The Principal-Protected Equity Linked Notes based upon the S&P 500 Index (the "Notes") are a series of Debt Securities issued under the Senior Debt Indenture described in the accompanying Prospectus. The aggregate principal amount of Notes issued will be limited to $-- (-- Units). The Notes will mature on --, 2006, will constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Notes will be issued only in fully registered form and in denominations of $10 (per Unit) and integral multiples thereof.

     The "Trustee" under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the Senior Debt Indenture under which The Bank of New York serves as Trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in the Bank of New York Senior Debt Indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying Prospectus should be read accordingly.

     Reference is made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and of the Senior Debt Indenture under which the Notes will be issued.

INTEREST

     No interest is payable on the Notes or the principal amount thereof, other than (i) in connection with a default on payment at maturity, (ii) if and to the extent that the Supplemental Redemption Amount exceeds zero and is deemed to be an interest payment or (iii) if and to the extent that the Company calls all the Notes and the amount by which the Call Price exceeds the principal amount is deemed to be an interest payment.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying Prospectus under "Description of Debt Securities -- Defeasance".

PAYMENT AT MATURITY

     Unless the Notes have been previously called by the Company, at maturity (including as a result of acceleration or otherwise), a holder of a Note will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, as provided below. If the Adjusted Ending Value does not exceed the Starting Value, the holder of a Note will be entitled to receive only the principal amount thereof. The principal amount will equal $10 per Unit of Notes.

DETERMINATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT

     The Supplemental Redemption Amount for each Unit of Notes ($10 principal amount) will be determined by the Calculation Agent and will equal:

        Adjusted Ending Value - Starting Value
$10 X  ----------------------------------------
                    Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. As indicated in the formula above, the Supplemental Redemption Amount for the Notes will be calculated using the principal amount of the Notes.

     The "Adjusted Ending Value" will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the closing values of the Index as adjusted by the Adjustment Factor (the "Adjusted Index Value") on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Adjusted Ending Value will equal the average (arithmetic mean) of the closing values of the Adjusted Index Value on such Calculation Days, and if there is only one Calculation Day, then the Adjusted Ending Value will equal the closing value of the Adjusted Index Value on such Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Value will equal the closing value of the Index as adjusted by the Adjustment Factor on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day. You should refer to the section "Description of the Notes -- Market Disruption Events" in this Prospectus Supplement.

     The "Adjustment Factor" will equal --% per annum, and will be applied pro rata on a daily basis to reduce the value of the Index during the term of the Notes. We will determine the Adjustment Factor on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes. The Adjustment Factor is expected to be between 1.25% and 1.75% per annum. As a result of the application of the Adjustment Factor, the Adjusted Ending Value used to calculate the Supplement Redemption Amount at the stated maturity of the Notes is expected to be 8.43% to 11.63% less than the actual average of the Index values as calculated on each of the Calculation Days during the Calculation Period. If the Adjusted Ending Value is calculated with respect to a date earlier than the stated maturity of the Notes, the Adjustment Factor will be reduced pro rata to reflect the number of days elapsed between the Pricing Date and such date.

     The "Starting Value" will equal the closing value of the Index on the Pricing Date. We will determine the Starting Value on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the Notes.

     The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date. A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

     For purposes of determining the Adjusted Ending Value, an "Index Business Day" is a day on which the NYSE and the CBOE are open for trading and the Index or any Successor Index, as defined below, is calculated and published. The Calculation Agent may, in its discretion, add to (or delete from) the definition of "Index Business Day" any other major U.S. exchange which commences to serve (or ceases to serve) as the primary exchange upon which a stock underlying the Index trades or as an exchange upon which a futures contract, an option on a futures contract or an option contract relating to the Index trades. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error.

EARLY CALL OF THE NOTES AT THE OPTION OF THE COMPANY

     Beginning on the anniversary of the Issue Date in 2002, the Company, in its sole discretion, may, by giving 15 days' notice to the Trustee, elect to call the Notes offered hereby, in whole but not in part, prior to the stated maturity date on any Business Day during the 30-day period beginning on the anniversary of the Issue Date in each of 2002, 2003, 2004 or 2005 at the following Call
Price:

                CALL PERIOD:                                    CALL PRICE:
       30 Day Period Beginning on the
    Anniversary of the Issue Date in 2002      $16.00 per Unit (160% of the principal amount)
       30 Day Period Beginning on the
    Anniversary of the Issue Date in 2003      $18.00 per Unit (180% of the principal amount)
       30 Day Period Beginning on the
    Anniversary of the Issue Date in 2004      $20.00 per Unit (200% of the principal amount)
       30 Day Period Beginning on the
    Anniversary of the Issue Date in 2005      $22.00 per Unit (220% of the principal amount)

     IF WE ELECT TO CALL YOUR NOTES PRIOR TO THE STATED MATURITY DATE, YOU WILL RECEIVE ONLY THE RELEVANT CALL PRICE AND WILL NOT RECEIVE THE SUPPLEMENTAL REDEMPTION AMOUNT. If we do not call the Notes prior to the stated maturity date, the Principal Amount plus the Supplemental Redemption Amount, if any, that you will receive at maturity may be greater than or less than any of the Call Prices that would have been payable had we called the Notes. The Company may elect to call the Notes on any day during a Call Period on which the NYSE and the CBOE are open for trading by giving notice to the Trustee and specifying the Call Date, which shall be no later than the 20th day after such call notice is given. The Trustee will provide notice of such call election to the registered holders of the Notes, specifying the Call Date, no later than 15, nor more than 30, days prior to the Call Date. While the Notes are held at the Depositary, the registered holder will be the Depositary, and the Depositary will receive the notice of the call. It is expected that the Depositary will forward such notice to its Participants which will pass such notice on to the beneficial owners.

     You should compare the features of the Notes to other available investments before deciding to purchase the Notes. Due to the uncertainty as to whether the Notes will earn the Supplemental Redemption Amount or be called prior to the stated maturity date, the return on investment with respect to the Notes may be higher or lower than the return available on other securities issued by the Company or by others and available through Salomon Smith Barney. It is suggested that you reach an investment decision only after carefully considering the suitability of the Notes in light of your particular circumstances.

HYPOTHETICAL RETURNS

     The following table illustrates, for a range of hypothetical ending values of the Index during the Calculation Period and based upon a hypothetical Starting Value of 1,252.00 and a seven year maturity of the Notes, (i) the hypothetical Adjusted Ending Value used to calculate the Supplemental Redemption Amount; (ii) the percentage change from the hypothetical Starting Value to the hypothetical Adjusted Ending Value; (iii) the hypothetical total amount payable per Unit of Notes; (iv) the hypothetical total rate of return on the Notes; (v) the hypothetical pretax annualized rate of return on the Notes; and (vi) the hypothetical pretax annualized rate of return on the stocks underlying the Index (which includes an assumed aggregate dividend yield of 1.25% per annum, as more fully described below). The calculations in this table assume an Adjustment Factor of 1.50% per annum (or 10.04% over the term of the Notes), the midpoint of the expected range of 1.25% to 1.75%. THIS TABLE ASSUMES THAT THE NOTES ARE NOT CALLED BY THE COMPANY PRIOR TO THE STATED MATURITY DATE.

                                      PERCENTAGE CHANGE                                              PRETAX
     HYPOTHETICAL    HYPOTHETICAL     OF ADJUSTED ENDING      TOTAL AMOUNT       TOTAL RATE OF   ANNUALIZED RATE
        ENDING         ADJUSTED         VALUE OVER THE     PAYABLE AT MATURITY     RETURN ON      OF RETURN ON
       VALUE(1)     ENDING VALUE(2)     STARTING VALUE        PER $10 UNIT         THE NOTES      THE NOTES(3)
     ------------   ---------------   ------------------   -------------------   -------------   ---------------
         876.40          788.42             -37.03%              $10.00               0.00%            0.00%
       1,001.60          901.05             -28.03%              $10.00               0.00%            0.00%
       1,126.80        1,013.68             -19.04%              $10.00               0.00%            0.00%
       1,252.00(5)     1,126.31             -10.04%              $10.00               0.00%            0.00%
       1,377.20        1,238.94              -1.04%              $10.00               0.00%            0.00%
       1,502.40        1,351.57               7.95%              $10.80               7.95%            1.10%
       1,627.60        1,464.20              16.95%              $11.69              16.95%            2.25%
       1,752.80        1,576.83              25.95%              $12.59              25.95%            3.32%
       1,878.00        1,689.47              34.94%              $13.49              34.94%            4.32%
       2,003.20        1,802.10              43.94%              $14.39              43.94%            5.27%
       2,128.40        1,914.73              52.93%              $15.29              52.93%            6.16%
       2,253.60        2,027.36              61.93%              $16.19              61.93%            7.00%
       2,378.80        2,139.99              70.93%              $17.09              70.93%            7.80%
       2,504.00        2,252.62              79.92%              $17.99              79.92%            8.56%
       2,629.20        2,365.25              88.92%              $18.89              88.92%            9.29%
       2,754.40        2,477.88              97.91%              $19.79              97.91%            9.99%
       2,879.60        2,590.51             106.91%              $20.69             106.91%           10.65%
       3,004.80        2,703.14             115.91%              $21.59             115.91%           11.29%
       3,130.00        2,815.78             124.90%              $22.49             124.90%           11.91%

      PRETAX ANNUALIZED
      RATE OF RETURN ON
      STOCKS UNDERLYING
       THE INDEX(3)(4)
      -----------------
            -3.78%
            -1.91%
            -0.25%
             1.25%
             2.62%
             3.88%
             5.05%
             6.14%
             7.16%
             8.12%
             9.03%
             9.88%
            10.70%
            11.48%
            12.22%
            12.93%
            13.62%
            14.27%
            14.90%

---------------
(1) The ending value of the Index is equal to the average of the unadjusted Index values on each of the Calculation Days during the Calculation Period and does not reflect the application of the Adjustment Factor.

(2) The Adjusted Ending Value, for purposes of calculating the Supplemental Redemption Amount at stated maturity, will be equal to the average of the unadjusted Index values on each of the Calculation Days during the Calculation Period, as reduced by the Adjustment Factor. The Calculation Period, for purposes of this illustration, consists of five Calculation Days.

(3) These annualized rates of return are calculated on a semi-annual bond-equivalent basis.

(4) This rate of return assumes (i) a constant dividend yield of 1.25% per annum, paid quarterly from the date of initial delivery of Notes, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Value to the hypothetical average unadjusted Index value during the Calculation Period; (ii) no transaction fees or expenses; (iii) a seven-year maturity of the Notes from date of issue; and (iv) a final ending value of the Index equal to the hypothetical ending value.

(5) The Hypothetical Starting Value. For purposes of this illustration, the Starting Value is assumed to be the Index value on January 19, 1999. The actual Starting Value will equal the closing value of the Index on the Pricing Date, and will be disclosed in the final Prospectus Supplement delivered to investors in connection with the sale of the Notes.

     The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax rate of return resulting therefrom will depend entirely on the

Starting Value, the Adjustment Factor and the actual Adjusted Ending Value determined by the Calculation Agent as provided herein. In particular, the actual Adjusted Ending Value could be lower or higher than those reflected in the table. Historical data regarding the S&P 500 Index is included in this Prospectus Supplement under "The S&P 500 Index -- Historical Data on the Index".

MARKET DISRUPTION EVENTS

     "Market Disruption Event" means any of the following events, as determined by the Calculation Agent.

          (a) The suspension or material limitation of trading in 20% or more of the underlying stocks which then comprise the S&P 500 Index or any Successor Index, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the NYSE or any other applicable organized U.S. exchange. For purposes of this definition, limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B, as determined by the Calculation Agent) shall be considered "material".

          (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index or any Successor Index or options on such futures contracts which are traded on the Chicago Mercantile Exchange (the "CME") or any other major U.S. exchange or (B) options contracts related to the Index or any Successor Index which are traded on any major U.S. exchange.

          (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Index or any Successor Index or in respect of futures contracts related to the Index or any Successor Index, options on such futures contracts or options contracts related to the Index or any Successor Index, in each case traded on any major U.S. exchange.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) any suspension in trading in a futures or options contract on the Index or any Successor Index by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours, and (4) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market (but will not include limitations imposed on certain types of trading under NYSE Rule 80A or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of a similar scope or as a replacement for Rule 80A, as determined by the Calculation Agent) and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours. Under certain circumstances, the duties of Salomon Smith Barney as the Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Smith Barney as an affiliate of the issuer of the Notes.

     Based on the information currently available to the Company, on October 27, 1997, the NYSE suspended all trading during the one-half hour period preceding the close of trading, pursuant to NYSE Rule 80B. On April 3, 1992, no trading took place on the CME, as a flood that severely affected the operations of many of the CME's member institutions caused the CME to suspend trading (including trading in futures or options contracts on the Index) for the entire day. If either of these suspensions of trading occurred during the term of the Notes, such event would constitute a Market Disruption Event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future.

DISCONTINUANCE OF THE S&P 500 INDEX

     If S&P discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to herein as a "Successor Index"), then the Adjusted Ending Value shall be determined by reference to the value of such Successor Index using the methodology described above under "Determination of the Supplemental Redemption Amount".

     Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to the Company and the Trustee, who shall provide notice thereof to the holders of the Notes.

     If S&P discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any Calculation Day, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for such Calculation Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

     If S&P discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Index Business Day until the earlier to occur of (a) the determination of the Adjusted Ending Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

     If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the S&P 500 Index as described above, such Successor Index or value shall be substituted for the S&P 500 Index for all purposes, including for purposes of determining whether an Index Business Day occurs or a Market Disruption Event exists. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the S&P 500 Index or a Successor Index is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that the value of the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value thereof had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Adjusted Ending Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index or such Successor Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such Index or such Successor Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in such Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of such Index as if it had not been modified (e.g., as if such split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying Prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Unit, the principal amount plus the Supplemental Redemption Amount, if any, calculated as though the maturity date of the Notes were the date of early repayment. See
"-- Determination of the Supplemental Redemption Amount" above. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount of contingent interest calculated as though the maturity date of the Notes were the date of the commencement of such proceeding.

     In case of default in payment at the maturity date of the Notes (whether at their stated maturity or upon acceleration), from and after the maturity date the Notes shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of --% per annum on the unpaid amount due, and payable on such date in accordance with the terms of the Notes through the date when payment of such amount has been made or duly provided for.

BOOK-ENTRY SYSTEM

     Upon issuance, all Notes will be represented by one or more fully-registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Accountholders in the Euroclear or Cedel Bank clearance systems may hold beneficial interests in the Notes through the accounts that each such system maintains as a participant in the Depositary.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the NYSE, The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through, or maintain a custodial relationship with, a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the SEC.

     A further description of the Depositary's procedures with respect to the Global Notes is set forth in the Prospectus under "Description of Debt Securities -- Global Securities". The Depositary has confirmed to the Company, the Underwriter and the Trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriter in same-day funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in same-day funds so long as the Notes are maintained in book-entry form.

CALCULATION AGENT

     The Calculation Agent for the Notes will be Salomon Smith Barney. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the holders of the Notes. Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Adjusted Ending Value and the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "-- Market Disruption Events", "-- Discontinuance of the S&P 500 Index" and "-- Alteration of Method of Calculation" above. Salomon Smith Barney is obligated to carry out its duties and functions as the Calculation Agent in good faith and using its reasonable judgment.

                               THE S&P 500 INDEX

GENERAL

     Unless otherwise stated, all information herein on the Index is derived from S&P or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. S&P is under no obligation to continue to publish the Index and may discontinue publication of the Index at any time.

     The Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 1, 1999, the 500 companies included in the Index represented approximately 91% of the aggregate Market Value of common stocks traded on the NYSE; however, these 500 companies are not the 500 largest companies listed on the NYSE, and not all of these 500 companies are listed on the NYSE. As of January 1, 1999, the aggregate Market Value of the 500 companies included in the Index represented approximately 78% of the aggregate Market Value of United States domestic, public companies. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company. As of January 1, 1999, the 500 companies included in the Index were divided into 105 individual groups.

     These individual groups comprised the following four main groups of companies (with the number of companies currently included in each group indicated in parentheses): Industrials (380), Financial (71), Utilities (39) and Transportation (10). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

     THE INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN BASED ON THE SUPPLEMENTAL REDEMPTION AMOUNT WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM FOR A PERIOD EQUAL TO THE MATURITY OF THE NOTES.

COMPUTATION OF THE INDEX

     While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to the beneficial owners of the Notes upon maturity or otherwise.

     S&P currently computes the Index as of a particular time as follows:

          (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the "Market Value" of such stock);

          (b) the Market Value of all component stock as of such time (as determined under clause (a) above) are aggregated;

          (c) the mean average of the Market Values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

          (d) the mean average Market Values of all such common stocks over such base period (as determined under clause (c) above are aggregated (such aggregate amount being referred to herein as the "Base Value");

          (e) the aggregate Market Value of all component stocks as of such time as determined under clause (b) above) is divided by the Base Value; and

          (f) the resulting quotient (expressed in decimals) is multiplied by ten.

     S&P adjusts the foregoing formula to negate the effects of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the Index, and other reasons. In all such cases, S&P first recalculates the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the New Base Value in accordance with the following formula:

                      New Market Value
    Old Base Value X  -----------------  = New Base Value
                      Old Market Value

     The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the Index.

HISTORICAL DATA ON THE INDEX

     The following table sets forth the value of the Index at the end of each month in the period from January 1993 through December 1998. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

                                       1992      1993      1994      1995      1996      1997      1998
                                      ------    ------    ------    ------    ------    ------    -------
January.............................  408.79    438.78    481.61    470.42    636.02    786.16     980.28
February............................  412.70    443.38    467.14    487.39    640.43    790.82    1049.34
March...............................  403.69    451.67    445.77    500.71    645.50    757.12    1101.75

                                       1992      1993      1994      1995      1996      1997      1998
                                      ------    ------    ------    ------    ------    ------    -------
April...............................  414.95    440.19    450.91    514.71    654.17    801.34    1111.75
May.................................  415.35    450.19    456.50    533.40    669.12    848.28    1090.82
June................................  408.14    450.53    444.27    544.75    670.63    885.14    1133.84
July................................  424.21    448.13    458.26    562.06    639.95    954.29    1120.67
August..............................  414.03    463.56    475.49    561.88    651.99    899.47     957.28
September...........................  417.80    458.93    462.69    584.41    687.33    947.28    1017.01
October.............................  418.68    467.83    472.35    581.50    705.27    914.62    1098.67
November............................  431.35    461.79    453.69    605.37    757.02    955.40    1163.63
December............................  435.71    466.45    459.27    615.93    740.74    970.43    1229.23

     The following table sets forth the closing values of the Index on the last business day of each year from 1947 through 1998, as published by S&P. The historical experience of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will not decline and thereby reduce or eliminate the Supplemental Redemption Amount which may be payable to the holders of the Notes at the stated maturity date.

                      YEAR-END CLOSING VALUE OF THE INDEX

       YEAR-END          YEAR-END          YEAR-END          YEAR-END
       CLOSING           CLOSING           CLOSING           CLOSING
YEAR    VALUE     YEAR    VALUE     YEAR    VALUE     YEAR    VALUE
----   --------   ----   --------   ----   --------   ----   --------
1947    15.30     1961     71.55    1975     90.19    1989    353.40
1948    15.20     1962     63.10    1976    107.46    1990    330.22
1949    16.79     1963     75.02    1977     95.10    1991    417.09
1950    20.43     1964     84.75    1978     96.11    1992    435.71
1951    23.77     1965     92.43    1979    107.94    1993    466.45
1952    26.57     1966     80.33    1980    135.76    1994    459.27
1953    24.81     1967     96.47    1981    122.55    1995    615.93
1954    35.98     1968    103.86    1982    140.64    1996    740.74
1955    45.48     1969     92.06    1983    164.93    1997    970.43
1956    46.67     1970     92.15    1984    167.24    1998   1229.23
1957    39.99     1971    102.09    1985    211.28
1958    55.21     1972    118.05    1986    242.17
1959    59.89     1973     97.55    1987    247.08
1960    58.11     1974     68.56    1988    277.72

     The closing value of the Index on January 19, 1999 was 1252.00.

HISTORICAL YEAR-END CLOSING VALUES

     The following graph illustrates the historical performance of the Index based on the closing value thereof at the end of each year from 1947 through 1998. Past movements of the Index are not necessarily indicative of future Index values.

                              [PERFORMANCE GRAPH]

LICENSE AGREEMENT

     S&P and the Company have entered into a non-exclusive license agreement providing for the license to the Company, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the Notes.

     The license agreement between S&P and the Company provides that the following language must be stated in this Prospectus Supplement:

     "The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the Holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general stock market performance. S&P's only relationship to the Company (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to the Company or the Notes. S&P has no obligation to take the needs of the Company or the holders of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes."

     All disclosures contained in this Prospectus Supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of the Company, Salomon Smith Barney or the Trustee under the Senior Debt Indenture assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, there can be no assurance that the Internal Revenue Service would not take a position contrary to those expressed herein. This summary deals only with holders that will hold Notes as capital assets, and does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law (including, but not limited to, financial institutions, tax-exempt entities, insurance companies or dealers in securities or currencies, persons having a functional currency other than the U.S. dollar, persons holding the Notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction). This summary also does not address the state, local or foreign tax consequences of an investment in the Notes. The discussion below is based on the advice of Cleary, Gottlieb, Steen & Hamilton, counsel to Salomon Smith Barney and special tax counsel to the Company.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

     As used herein, the term "U.S. holder" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. persons have the authority to control all of the trust's substantial decisions.

TAX CHARACTERIZATION OF THE NOTES

     Each Note will be treated by the Company for U.S. federal income tax purposes as a single debt instrument issued by the Company that is subject to U.S. Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of such Note and to report all income (or loss) with respect to the Notes in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of the Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

U.S. HOLDERS

     Taxation of Interest. A U.S. holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second succeeding paragraph, under the noncontingent bond method, a U.S. holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the rate of -- percent (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a holder of a Note will be assumed to be entitled to receive, in respect of each Unit, a payment of $-- on the maturity date (the "Assumed Supplemental Redemption Amount"). The Assumed Supplemental Redemption Amount is calculated as the amount required to produce the comparable yield of a Note, taking into account the Note's issue price.

     The comparable yield and the Assumed Supplemental Redemption Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by the Company with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Supplemental Redemption Amount do not necessarily represent the Company's expectations regarding such yield, the amount of such payment, or whether the Company will call the Notes prior to maturity.

     Each Note will be issued at par. However, there will be Tax OID because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a U.S. holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the U.S. holder owns the Note. As a result, a U.S. holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payment on the Note is only at maturity or upon the Call Date.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods.

     Disposition of the Notes. When a U.S. holder sells, exchanges or otherwise disposes of a Note (including upon redemption or a call prior to maturity by the Company) (a "disposition"), the U.S. holder's gain (or loss) on such disposition will equal the difference between the amount received by the U.S. holder for the Note and the U.S. holder's tax basis in the Note. A U.S. holder's tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. holder's original purchase price for such Note, plus any Tax OID accrued by the U.S. holder. Upon a Note's maturity, if there is a payment of a Supplemental Redemption Amount and such Supplemental Redemption Amount exceeds the Assumed Supplemental Redemption Amount, the U.S. holder will be required to include such excess in income as ordinary interest on the maturity date. Alternatively, if there is a payment of a Supplemental Redemption Amount and such Supplemental Redemption Amount is less than the Assumed Supplemental Redemption Amount, the shortfall will be treated as an offset to any interest otherwise includible in income by the U.S. holder with respect to the Note for the taxable year in which the maturity date occurs but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. holder as an ordinary loss.

     Any gain realized by a U.S. holder on a disposition will be treated as ordinary interest income. Any loss realized by a U.S. holder on a disposition will be treated as ordinary loss, to the extent of the U.S. holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual U.S. holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. holder will be a long-term capital loss if such U.S. holder has held such Note for more than one year, and a short-term capital loss in other cases.

     A U.S. holder that purchases a Note in the secondary market for an amount that differs from the Note's adjusted issue price at the time of purchase will be required to accrue Tax OID on the Note in accordance with the comparable yield and Assumed Supplemental Redemption Amount, even if market conditions have changed since the date of issuance. A U.S. holder must determine whether the difference between the purchase price for a Note and the adjusted issue price of the Note is attributable to a change in expectations as to the Supplemental Redemption Amount, a change in interest rates, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a "positive adjustment" or a "negative adjustment" to the U.S. holder's Tax OID inclusion. If the adjusted issue price is more than the purchase price for the Note, a "positive adjustment" will result, and if the adjusted issue price is less than the purchase price of the Note, a "negative adjustment" will result. If the difference between a U.S. holder's purchase price for a Note and the adjusted issue price of the Note is attributable to a change in expectations as to the Supplemental Redemption Amount (and not to a change in market interest rates), the U.S. holder will be required to allocate that difference to the Supplemental Redemption Amount. Adjustments allocated to the Supplemental Redemption Amount are taken into account at the time the Supplemental Redemption Amount is paid. If the purchaser's tax basis in a Note is greater than the adjusted issue price of the Note, the excess is treated as a "negative adjustment" that reduces the Supplemental Redemption Amount; if the purchaser's tax basis in a Note is less than the adjusted issue price of the Note, the difference is treated as a "positive adjustment" that increases the Supplemental Redemption Amount. Any negative or positive adjustment of the kind described above made by a U.S. holder of a Note will decrease or increase, respectively, the U.S. holder's tax basis in the Note.

     Certain U.S. holders may receive Forms 1099-OID reporting Tax OID accruals on a Note. Those forms may not, however, reflect the effects of any positive or negative adjustments resulting from the U.S. holder's purchase of the Note in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

     Information Reporting and Backup Withholding. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments of principal, premium and interest (including Tax OID) made on a Note, or the proceeds of a disposition of a Note before maturity, unless such U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

NON-U.S. HOLDERS

     Taxation of Interest and Disposition of the Notes. Under current U.S. federal income tax law: (a) payment of a Supplemental Redemption Amount to a holder who is not a U.S. holder (a "non-U.S. holder") will not be subject to withholding of U.S. federal income tax, provided that (i) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder; and (b) a non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the disposition of a Note. Notwithstanding the above, a non-U.S. holder that is subject to U.S. federal income taxation on a net income basis with respect to its income from a Note generally will be subject to the same rules to which a U.S. holder is subject with respect to the accrual of interest (including Tax OID) on a Note and with respect to gain or loss realized or recognized on the disposition of a Note.

     Information Reporting and Backup Withholding. U.S. information reporting requirements and backup withholding tax will not apply to payments on, or proceeds from the disposition of, a Note if the beneficial owner thereof certifies its non-U.S. status under penalties of perjury (or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption.

     The U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-U.S. persons after December 31, 1999. Such regulations, among other things, may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors regarding the effect, if any, of such Treasury regulations on an investment in the Notes.

     With respect to payments made after December 31, 1999, for purposes of applying the rules set forth in the three preceding paragraphs to an entity that is treated as fiscally transparent (e.g., a partnership or certain trusts) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an Underwriting Agreement (the "Underwriting Agreement") between the Company and Salomon Smith Barney, as sole Underwriter (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, $-- principal amount of Notes (-- Units).

     The Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made at the office of Salomon Smith Barney, 388 Greenwich Street, New York, New York, or through the facilities of the Depositary, on or about January --, 1999.

     The Company has been advised that the Underwriter proposes to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at a price that represents a concession not in excess of $-- per Unit, and that the Underwriter may allow, and each such dealer may reallow, to other dealers a concession not exceeding $-- per Unit. After the initial public offering, the public offering price, the underwriting discount and such concessions may be changed from time to time.

     The Company has been advised by the Underwriter that the Underwriter may make a market in the Notes, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and may discontinue any such market-making activity at any time without notice. No assurance can be given that an active public market for the Notes will develop.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the Underwriter may be required to make in respect thereof.

     The Notes may be offered to investors outside the United States. The Underwriter has further agreed that any offers and sales made outside the United States will be made in compliance with any selling restrictions applicable in the jurisdictions where such offers and sales are made.

     Salomon Smith Barney is an indirect wholly-owned subsidiary of the Company. Accordingly, the offering is being made pursuant to the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offering by an affiliate of the securities of its parent.

     In connection with this offering, the Underwriter and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Notes for the purposes of stabilizing their market price. The Underwriter also may create a short position for its accounts by selling more Notes in connection with this offering than it is committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of this offering to cover all or a portion of such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any is undertaken, it may be discontinued at any time.

     The Company or one or more its subsidiaries may from time to time purchase or acquire a position in the Notes and may, at its option, hold, resell or retire such Notes. This Prospectus Supplement and the Prospectus may be used by Salomon Smith Barney and/or any affiliate thereof in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any such affiliate may act as principal or agent in such transactions.

                                 ERISA MATTERS

     The purchaser, by its purchase or other acquisition of the Notes, is deemed to represent that such purchaser is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ("ERISA Plan"). Any plan that is subject to
Section 4975(e)(1) of the Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisition of the Notes, that such purchase, acquisition, holding and subsequent disposition of such Notes and the transactions contemplated hereby do not constitute a prohibited transaction under Section 4975 of the Code.

                                 LEGAL MATTERS

     Certain legal matters relating to the Notes will be passed upon for the Company by Joan Guggenheimer, Esq., as counsel for the Company. Ms. Guggenheimer, Deputy General Counsel of the Company, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters relating to the Notes will be passed upon for the Underwriter by Cleary, Gottlieb, Steen & Hamilton.

     Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to the Company in connection with the Notes and has, from time to time, acted as counsel for the Company and certain of its affiliates and may do so in the future.

                                                                      APPENDIX A

                                 INDEX OF TERMS

                                                                  PAGE
                                                                  ----
Adjusted Ending Value.......................................  S-3, S-11
adjusted issue price........................................  S-22
Adjustment Factor...........................................  S-3, S-11
Assumed Supplemental Redemption Amount......................  S-21
Base Value..................................................  S-18
Calculation Agent...........................................  S-5
Calculation Day.............................................  S-3, S-11
Calculation Period..........................................  S-3, S-11
Call Date...................................................  S-4
Call Period.................................................  S-4
Call Price..................................................  S-4
CBOE........................................................  S-5
Citigroup...................................................  S-6
CME.........................................................  S-14
Code........................................................  S-22
Company.....................................................  S-2
comparable yield............................................  S-21
Contingent Debt Regulations.................................  S-21
Depositary..................................................  S-2
Direct Participants.........................................  S-16
disposition.................................................  S-22
ERISA.......................................................  S-25
ERISA Plan..................................................  S-25
Exchange Act................................................  S-6
Global Notes................................................  S-16
Index.......................................................  S-2
Index Business Day..........................................  S-12
Issue Date..................................................  S-4
Market Disruption Event.....................................  S-14
Market Value................................................  S-18
non-U.S. holder.............................................  S-23
Notes.......................................................  S-2, S-10
NYSE........................................................  S-4
Participants................................................  S-16
Pricing Date................................................  S-3
S&P.........................................................  S-2
S&P 500 Index...............................................  S-2
Salomon Smith Barney........................................  S-5
SEC.........................................................  S-6
Starting Value..............................................  S-3, S-11
Successor Index.............................................  S-15
Supplemental Redemption Amount..............................  S-2
Tax OID.....................................................  S-9
Trustee.....................................................  S-10
Underwriter.................................................  S-24
Underwriting Agreement......................................  S-24
U.S. holder.................................................  S-21

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  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Summary Information -- Q&A............   S-2
Incorporation of Certain Documents by
  Reference...........................   S-6
Risk Factors Relating to the Notes....   S-7
Description of the Notes..............  S-10
The S&P 500 Index.....................  S-17
Certain United States Federal Income
  Tax Considerations..................  S-21
Underwriting..........................  S-24
ERISA Matters.........................  S-25
Legal Matters.........................  S-25
Index of Terms........................   A-1

PROSPECTUS
Prospectus Summary....................     2
The Company...........................     6
Ratio of Earnings to Fixed Charges....     6
The Offered Securities................     6
Description of Debt Securities........     7
Description of Index Warrants.........    15
Limitations on Issuance of Bearer
  Securities and Bearer Warrants......    19
European Monetary Union...............    20
Use of Proceeds and Hedging...........    21
Plan of Distribution..................    21
ERISA Matters.........................    23
Experts...............................    24
Legal Matters.........................    24
Available Information.................    25
Incorporation of Certain Documents by
  Reference...........................    25

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                                    -- UNITS

                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.

                          CALLABLE PRINCIPAL-PROTECTED
                              EQUITY LINKED NOTES
                                 BASED UPON THE
                                S&P 500(R) INDEX
                                 DUE -- , 2006
                        ($10 PRINCIPAL AMOUNT PER UNIT)
                                  ------------
                             PROSPECTUS SUPPLEMENT
                                   -- , 1999
                             (INCLUDING PROSPECTUS
                            DATED DECEMBER 1, 1997)

                                  ------------
                              SALOMON SMITH BARNEY
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SALOMON SMITH BARNEY
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Salomon Smith Barney is a service mark of Salomon Smith Barney Inc.